Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Offshore Logistics, Inc.:

We consent to the incorporation by reference in the registration statements No. 33-87450, No. 33-50946, No. 33-14800, No. 33-50948 and No. 333-100017 on Form S-8 and No. 333-23355 on Form S-3 of Offshore Logistics, Inc. of our report dated May 23, 2003, with respect to the consolidated balance sheet of Offshore Logistics, Inc. and subsidiaries as of March 31, 2003, and the related consolidated statements of income, stockholders’ investment and cash flows for the year ended March 31, 2003, which report appears in the March 31, 2003, annual report on Form 10-K of Offshore Logistics, Inc. Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” as of April 1, 2002.

/s/ KPMG LLP

New Orleans, Louisiana
June 4, 2003